EXHIBIT 5.2

GRAYDON HEAD

LEGAL COUNSEL SINCE 1871

Richard G. Schmalzl Direct:(513) 629-2828 rschmalzl@graydon.com	January 25, 2011

Fifth Third Bancorp

Fifth Third Center

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

We have acted as counsel to Fifth Third Bancorp, an Ohio corporation (the “Corporation”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and prospectus filed in connection with the registration of up to 133,571,142 shares of its common stock, without par value (the “Common Stock”) and in connection with the registration of the Corporation’s 3.625% Senior Notes due 2016 in the aggregate principal amount of $1,000,000,000 (the “Senior Debt Securities”) being issued by the Corporation pursuant to the Indenture dated as of April 30, 2008 between the Corporation and Wilmington Trust Company, as trustee, as such Indenture has been supplemented by a First Supplemental Indenture dated January 25, 2011 (the “Senior Debt Indenture”).

As counsel for the Corporation, we have examined such corporate records, certificates, documents and matters of law as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and, as to statements of the officers of the Corporation and certificates of public officials, we have assumed the same to have been properly given and accurate.

Based upon such examination and the assumptions set forth herein, we are of the opinion that:

1. The Common Stock is validly issued, fully paid and nonassessable.

2. The Senior Debt Securities are valid and legally binding obligations of the Corporation, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Ohio, and we are expressing no opinion as to the effect of the laws of any other

Cincinnati at Fountain Square        Northern Kentucky at the Chamber Center        Butler/Warren at University Pointe

Graydon Head & Ritchey LLP    1900 Fifth Third Center    511 Walnut Street    Cincinnati, OH 45202

513.621.6464 Phone 513.651.3836 Fax www.graydonhead.com

Fifth Third Bancorp

January 25, 2011

jurisdiction. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter of the agreements and documents referred to herein, including without limitation the enforceability of the governing law provisions contained in such agreements and documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the heading “Validity of Securities” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

GRAYDON HEAD & RITCHEY LLP

/s/ RICHARD G. SCHMALZL
Richard G. Schmalzl, Partner